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                                                                  EXHIBIT 10.142

                              AMENDED AND RESTATED
                     REAL ESTATE PURCHASE AND SALE AGREEMENT

     THIS AMENDED AND RESTATED REAL ESTATE PURCHASE AND SALE AGREEMENT ("Restated Agreement") is made and entered into as of this 25th day of November, 1997, by and between MERCANTILE EQUITIES CORPORATION, a Nevada corporation ("Mercantile"), with its principal address being Hartsel Springs Ranch, 2870 Juniper Drive, Golden, CO 80401 and HARTSEL SPRINGS RANCH OF COLORADO, INC., a Colorado corporation ("HSRC"), having the same principal address as Mercantile (Mercantile and HSRC are hereinafter collectively referred to as "Seller"), and PREFERRED EQUITIES CORPORATION, a Nevada corporation, with its principal address being 4310 Paradise Road, Las Vegas, Nevada ("Purchaser"). In consideration of the mutual covenants and promises herein set forth, the parties agree as follows:

                                 RECITAL OF FACT

     Seller and Purchaser entered into a REAL ESTATE PURCHASE AND SALE AGREEMENT ("Agreement") as of October 17, 1997, whereby the Purchaser would acquire certain Lots in Hartsel Springs Ranch from Seller. Seller and Purchaser have mutually determined that the Lot count shown in the Agreement is, through the fault of neither party, different than the Lot count that Seller now desires to convey to Purchaser and Purchaser desires to acquire from Seller. Accordingly, Seller and Purchaser are entering into this Restated Agreement in order to clarify the Lot count, the consideration to be paid for the Lots and to make certain other amendments to the Agreement as noted below. The parties intend to attach all Exhibits as referenced in this Restated Agreement, to the Restated Agreement on or before the end of the Inspection Period, November 24, 1997, and to determine a final Lot count on or before said date and the consideration to be paid for the Lots. So long as the Purchaser has not terminated the Agreement on or before 5:00 P.M. P.S.T. on November 24, 1997, Purchaser and Seller shall execute this Restated Agreement on November 25, 1997, and record a memorandum of this Restated Agreement against the Lots on said date.

     Now, therefore, in consideration of the foregoing and other good and valuable consideration, the parties hereto hereby agree as follows:

     1. DEFINITIONS. All capitalized terms used within this Restated Agreement and any Escrow Instructions, unless otherwise defined, shall have the respective meanings ascribed in the Appendix of Defined Terms attached hereto and made a part hereof.

     2. PURCHASE AND SALE. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, certain of the platted lots in Hartsel Springs Ranch including 1,360 Lots in South Ranch as shown on Exhibit "A-1"("South Ranch Lots"), 54 partial Lots in South Ranch as


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shown on Exhibit "A-2" ("South Ranch Partial Lots"),  165 Lots in South Ranch as
shown on Exhibit "A-3" ("South Ranch Add-On Lots"), 314 Lots in South Ranch platted after June 1st of 1972 as shown on Exhibit "A-4" (the "Post-72 Lots"),439 Lots in North Ranch as shown on Exhibit "A-5" ("North Ranch Lots") and 8 partial Lots in North Ranch shown on Exhibit "A-6" ("North Ranch Partial
Lots). (The South Ranch Lots, South Ranch Partial Lots, South Ranch Add-On Lots, North Ranch Lots, North Ranch Partial Lots and Post-72 Lots are hereinafter collectively referred to as "the Lots"). Excluded from the purchase by Purchaser are the following described parcels of real property in Hartsel Springs Ranch and Seller's proposed use of said parcels: the lodge and timeshare development more particularly described on Exhibit "B-1" attached hereto and made a part hereof; bison preserve area more particularly described on Exhibit "B-2" attached hereto and made a part hereof; equestrian center area and reservoir more particularly described on Exhibit "B-3" attached hereto and made a part hereof; bison preserve and RV resort lots more particularly described on Exhibit "B-4" attached hereto and made a part hereof; reservoir "A & B," RV resort and commercial area more particularly described on Exhibit "B-5" attached hereto and made a part hereof; Hartsel Spring and lots more particularly described on Exhibit "B-6" attached hereto and made a part hereof; and highway signs and monument locations more particularly described on Exhibit "B-7" attached hereto and made a part hereof. The real property shown on Exhibits "B-1" through "B-7" inclusive and all other real property owned by Seller in Hartsel Springs Ranch is hereinafter referred to as the "Seller's Retained Property." At Closing, Seller is to convey to Purchaser all of its right, title and interest in and to all of the Lots shown on Exhibits "A-1" through "A-6" inclusive, together with all of the following property rights:

                  (a) All improvements located on the Lots, including buildings, roads, structures and other facilities, if any, (the "Improvements");
                  (b) All licenses, leases, permits, franchise agreements, authorizations and approvals, if any, pertaining to ownership and/or operation of the Lots which are separable and transferable from Seller's Retained Property, including but not limited to the Contracts, Licenses, Leases, Plans and Studies that are acceptable to Purchaser; and
                  (c) All easements, privileges, rights-of-way, riparian and other water rights (subject to Seller's right to fully develop and use the springs and water in Seller's Retained Property as shown on Exhibit "B-6;" however, said use will not impair availability of water to the Lots for domestic purposes) and appurtenances pertaining to or accruing to the benefit of the Lots that are owned by Seller.

The Lots, Improvements and all of the other property and rights described in this Section 2. are hereinafter collectively called the "Property."

     3. PURCHASE PRICE.   The Purchase  Price to be paid by the Purchaser to the
Seller at Closing for the Property is to be determined on or before November 24, 1997, as follows:

                  (a)      $2,700 for each South Ranch Lot;


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                  (b)      Subject to receipt of the  Water  Opinion  prior   to
                           Closing, $2,700 for each two of the South Ranch Partial Lots which Purchaser can combine to form a saleable Lot;

                  (c)      Subject to receipt of the  Water  Opinion  prior   to
                           Closing, $2,700 for each two of the South Ranch Add-On Lots;

                  (d) $2,700 for each Post-72 Lot assuming the Plan of Augmentation is approved on or before two (2) years and six (6) months after Closing, or at Purchaser's election, $2,041 for each Post-72 Lot if the Plan of Augmentation is not approved on or before two (2) years and six (6) months after Closing;

                  (e)      $3,250 for each North Ranch Lot; and

                  (f) Subject to receipt of the Water Opinion prior to Closing, $3,250 for each two of the North Ranch Partial Lots which Purchaser can combine to form a saleable Lot.

The  Seller  shall  have  the  right  to  sell  the  Lots  prior  to the end  of the Inspection Period; however, at Closing, Seller is to deliver not less than 439 North Ranch Lots. A final determination of the total number of South Ranch Lots, South Ranch Partial Lots, South Ranch Add-On Lots, Post-72 Lots and North Ranch Partial Lots shall be made on or before the end of the Inspection Period and inserted in the appropriate blank space on page 1 of this Restated Agreement on or before execution of this Restated Agreement on November 25, 1997.

     At Closing, in consideration of $1.00, Seller is to deliver to Purchaser the Option, a form of which is attached hereto and made a part hereof as Exhibit "E," for the Option Lots.

     4. TERMS OF PAYMENT. The Purchase Price is to be paid in currency of the United States of America and shall be paid at Closing to Seller as follows:

                    (a) $250,000.00 in Earnest Money has been deposited by the Purchaser with the Escrow Agent and will go "hard" upon execution of this Restated Agreement;

                    (b) Purchaser will deliver cash, inclusive of the Earnest Money, to Seller at Closing for the South Ranch Lots, South Ranch Partial Lots and South Ranch Add-On Lots (the South Ranch Lots, South Ranch Partial Lots and South Ranch Add-On Lots will be delivered free and clear at Closing, subject only to the Title Exceptions); and

                    (c) The balance of the Purchase Price will be paid by Purchaser delivering to Seller the Purchase Money Note, a form of which is attached hereto and made a part hereof as Exhibit "F-1," for the North Ranch Lots and North Ranch Partial Lots secured by the Purchase Money Mortgage, a form of which is attached hereto and made a part hereof as Exhibit "F-2," recorded against the North Ranch Lots and North Ranch Partial Lots and by Purchaser's delivery to Seller of the Post-72 Lots Purchase Money Note, a form of which is attached hereto and made a part hereof as Exhibit "G-1," secured by the Post-72 Lots Purchase Money Mortgage,a form of which is


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                         attached  hereto and made a part  hereof as Exhibit
                         "G-2,"  recorded  against the Post-72  Lots.

     5. CLOSING DATE. The Closing will be conducted through the Escrow established by the Escrow Agent, in accordance with customary escrow closings for Park County, Colorado. The Earnest Money Deposit shall be opened by the Escrow Agent depositing the Earnest Money in an interest-bearing account with a federally insured Colorado commercial bank. Purchaser and Seller shall mutually agree upon the Closing Date which shall occur on or before the Outside Closing Date. The Outside Closing Date shall occur on or before sixty (60) days following execution of this Restated Agreement, unless extended as a result of Purchaser not yet obtaining the Governmental Approvals and as otherwise provided herein.

     In the event Purchaser does not terminate the Agreement on or before the end of the Inspection Period and Closing does not occur on or before the Outside Closing Date through no fault of Buyer or Seller, the Earnest Money Deposit shall be returned to Buyer and neither Buyer or Seller shall have any further rights or obligations under this Restated Agreement; however, the Outside Closing Date will be extended ten (10) business days after Purchaser's receipt of the Governmental Approvals in the event all other conditions, except for Purchaser obtaining the Governmental Approvals, have been met on or before the Outside Closing Date. In the event Purchaser does not terminate the Agreement during the Inspection Period and all other conditions, except for the Purchaser obtaining the Governmental Approvals,have been met on or before the Outside Closing Date and Purchaser is unable to obtain the Governmental Approvals on or before July 1, 1998, this Restated Agreement shall terminate and the Escrow Agent shall deliver the Earnest Money Deposit to Seller in consideration of the Property being unavailable for sale during this period of time.

     6. TITLE. Seller, at Seller's expense, has delivered to Purchaser the Title Commitment for the Title Policy. The Title Commitment shall be endorsed and updated at Seller's expense within ten (10) days before Closing. The Title Policy will be delivered to Purchaser at Seller's expense at Closing. The Title Commitment and any endorsement or update thereof shall show Seller to be vested with good, marketable and insurable fee simple title to the Lots, free and clear of all Defects, except only the following Title Exceptions:

                    (a) Ad valorem real estate taxes for the year of Closing, provided same are not then due and payable, and subsequent years;

                    (b) All applicable zoning ordinances and regulations, none of which shall prohibit or otherwise interfere with all uses presently being made of the Property and/or Purchaser's Intended Use of the Property;

                    (c) Those Title Exceptions acceptable to Purchaser as described on Exhibit "C" attached hereto;


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                    (d)  The Coverage CC&R,  which is attached hereto and made a part hereof as Exhibit "H," recorded as a senior-most lien against the Lots and Seller's Retained Property;

                    (e) The Restriction on Sale of Seller's Retained Property, which is attached hereto and made a part hereof as Exhibit "I," recorded as a lien, junior only to the Coverage CC&R, against Seller's Retained Property;

                    (f) The Purchase Money Mortgage, recorded against the North Ranch Lots and North Ranch Partial Lots, and Post-72 Lots Purchase Money Mortgage, recorded against the Post-72 Lots;

                    (g) The Option, recorded against the Option Lots, junior only to the Coverage CC&R and Restriction On The Sale Of Seller's Retained Property; and

                    (h) Restrictions or matters appearing on the plat or otherwise common to the subdivision of which the Property might be a part, none of which shall prohibit or otherwise interfere with all uses presently being made of the Property and/or Purchaser's Intended Use of the Property.

     Title shall be deemed good, marketable and insurable only if the Title Commitment allows for issuance of an Owner's ALTA Form B Marketability Policy effective as of Closing Date at minimum promulgated risk rate premiums, without any guarantees and without any exceptions, standard or otherwise, other than the Title Exceptions. Purchaser shall have until the expiration of the Title Review Period within which to examine the Title Commitment as well as any Survey. If Purchaser finds any Title Exception to be a Defect, Purchaser shall, no later than the expiration of the Title Review Period, notify Seller in writing specifying any such Defects (which Defects shall also include any UCC-1 Financing Statements filed against any personal property of Seller and/or the Contracts with the Colorado Secretary of State); provided, that if Purchaser fails to give Seller written notice of Defects before the expiration of the
Title Review Period, then any such Defect shown on the Title Commitment and/or Survey, if any, shall, be described on Exhibit "C" as acceptable Title Exceptions and be deemed to be waived as a Defect(s) to Closing. Purchaser may raise as additional Defects any matters first shown by any subsequent endorsement to the Title Commitment and/or recertifications of the Survey, if any, by providing Seller written notice of Defects within five (5) days of Purchaser's knowledge of any such Defect or such Defect shall be deemed to be waived as a Defect(s) to Closing. If Purchaser has given Seller timely written notice of Defects and the Defects cause title to the Property to be other than as represented in this Restated Agreement, Seller shall use its best efforts to cause such Defects to be cured by the Closing Date including but not limited to the removal by payment, bonding, or otherwise of any lien against the Property capable of removal by the payment of money or bonding. At Purchaser's option, the Closing Date may be extended for a reasonable period for purposes of eliminating any Defects. In the event that Seller does not eliminate the Defects as of the Closing Date, Purchaser shall have the option of either: (i) so long as it will not cost more than $250,000.00 to eliminate the Defects, Closing and accepting the title "as is," and deducting from the Purchase Price the amount of any lien or encumbrance which can be satisfied by a liquidated amount, or (ii) cancelling this Restated


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Agreement,  in which  event the Escrow  Agent  shall  return the  Earnest  Money
Deposit to Purchaser, whereupon both parties shall be released from all further obligations under this Restated Agreement, except only (i) for those obligations which are intended to survive Closing and/or any earlier termination of this Restated Agreement, and (ii) Seller shall remain liable to Purchaser in the event any such Defects were caused by Seller's willful act or willful failure to act. Seller shall execute appropriate documents as required for "gap coverage" by the title insurer.

     7. DELIVERIES. Seller has delivered to Purchaser true, correct and complete copies of items (a) through (f) inclusive:

               (a) All contracts, franchise agreements, pre-paid reservation deposits or other reservation agreements, marketing agreements, Leases, tenancies, arrangements, Licenses, concessions, easements, service arrangements, employment contracts or agreements, brokerage agreements, and any and all other contracts or agreements, either recorded or unrecorded, written or oral, affecting the Property or any portion thereof, or the use thereof (the "Contracts"). A true, correct and complete list of the Contracts is to be attached hereto as Exhibit "D," and all new Contracts hereafter entered into by Seller as, and solely to the extent, permitted hereby, shall be added to Exhibit "D";

               (b) All permits, licenses, authorizations or approvals (other than those which are no longer in effect) issued by any governmental body or agency having jurisdiction over Hartsel Springs Ranch, related to the ownership, sale of lots and/or operation of Hartsel Springs Ranch, including but not limited to federal, state and local lot sale registrations (the "Licenses");

               (c) Copies of the bill or bills issued for the years 1995, 1996 and 1997 when available, for real estate and personal property taxes and any subsequently issued notices pertaining to real estate or personal property taxes or assessments applicable to the Property;

               (d) An existing Survey, if any, and all plat plans, engineering and architectural plans and as-built plans, specifications and drawings relating to the Property (the "Plans") and all engineering and environmental studies or audits relating to the Property ("Studies"), which are within the control or possession of Seller;

               (e)  Seller's Litigation Schedule; and

               (f)  The Cease and Desist Order.

     Notwithstanding the foregoing, Seller has not provided (i) copies of materials previously provided to Purchaser as shown on Exhibit "D-1" and (ii) copies of any mortgage loan documents or agreements between Seller and its lenders, as all existing liens that secure any such


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mortgage loan documents or agreements are to be released or reconveyed as a lien against the Lots, at or prior to Closing.

     Seller has delivered to Purchaser drafts of the Purchase Money Note, Purchase Money Mortgage, Post-72 Lots Purchase Money Note and Post-72 Lots Purchase Money Mortgage.

     Purchaser has delivered to Seller drafts of the Coverage CC&Rs and Restriction On The Sale Of Seller's Retained Property.

     On or before November 19, 1997, Seller is to deliver to Purchaser a draft of the Option for the Option Lots.

     8. INSPECTION PERIOD. Purchaser shall have the right to inspect the Property pursuant to 8.(a) and 8.(b), in order to determine whether the Property is satisfactory.

          (a) Purchaser shall have until 5:00 P.M. P.S.T. on November 24, 1997(the period between the date of the Agreement and 5:00 P.M. P.S.T. on November 24, 1997, shall be referred to in this Restated Agreement from time to time as the "Inspection Period," which Inspection Period will be extended on a day-to-day basis for each day beyond the periods referred to in Section 7. above that Seller fails to deliver to Purchaser any material items required to be delivered to Purchaser pursuant thereto) to examine the Purchase Money Note, Purchase Money Mortgage, Post-72 Purchase Money Note, Post-72 Purchase Money Mortgage, Option, Title Commitment, the Contracts, the Leases, the Licenses, the Plans, the Studies, The Cease and Desist Order, Seller's Litigation Schedule and the Survey, if any, to decide whether they are satisfactory to Purchaser and to make such physical, zoning, land use, environmental, water rights and other examinations, inspections and investigations of the Property or the use or operation thereof which Purchaser, in Purchaser's sole discretion, may determine to make. In the event Purchaser is not satisfied with the Property, determined in Purchaser's sole and absolute discretion for any or no reason, Purchaser may cancel this transaction by giving written notice to the Escrow Agent on or before the end of the Inspection Period, in which event the Earnest Money Deposit shall be immediately returned to Purchaser.

          (b) Purchaser shall have until the expiration of the Inspection Period to make a physical inspection of the Property by architects, engineers, environmental specialists, and/or any other agent of Purchaser's choice, for the purpose of determining the condition and suitability of the Property. In the event that, based upon such inspection or otherwise, Purchaser is not satisfied with the condition of the Property, determined in Purchaser's sole discretion for any or no reason, Purchaser may cancel this transaction by giving written notice to the Escrow Agent on or before the end of the Inspection Period, in which



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               event the Earnest Money Deposit shall be immediately  returned to
               Purchaser.

          In the event the Agreement is not terminated on or before the end of the Inspection Period pursuant to 8(a) or 8(b), the Earnest Money Deposit shall continue to be held by the Escrow Agent and be credited at Closing toward the Purchase Price or in the event Governmental Approvals are not obtained on or before July 1, 1998, the Earnest Money Deposit will be delivered to Seller, or as otherwise called for pursuant to this Restated Agreement.

     9. CONDITIONS PRECEDENT. The obligation of Purchaser to proceed to Closing shall be subject to any conditions precedent to Closing in the Escrow Instructions and the following conditions precedent to Closing being fully met and completed on or before the Closing Date:

          (a) The Property is now zoned R-1 under the Park County, Colorado land use statutes, rules and regulations and the Property will remain so zoned and classified at Closing so as to permit sale of the Property and each and every use now being made on the Property and the Intended Use. There shall be no special or limiting conditions or agreements under any zoning resolution that prohibit or frustrate the use of the Property as it is presently being used or for the Purchaser's Intended Use and the Property shall comply with all applicable zoning, environmental and land use requirements, laws and regulations.

          (b) As of the Closing, there shall be no Contracts, arrangements or any other agreements of any nature whatsoever, whether oral or written, other than the Contracts that are acceptable to Purchaser, affecting the Property, that cannot be cancelled by Purchaser upon not more than thirty (30) days notice and without payment of premium or charge therefor.

          (c) As of the Closing, all of Seller's employees employed at the Property shall be re-assigned or terminated, and no such employees shall have any claim whatsoever against Purchaser and/or the Property for back wages, withholding taxes or any other matter.

          (d) In the event Purchaser determines to locate Purchaser's Sales Office upon Seller's Retained Property, or to lease Seller's existing sales office, Purchaser and Seller agreeing, prior to the end of the Inspection Period, upon a location for Purchaser's Sales Office and the terms and conditions for the development and use of the Purchaser's Sales Office or agreeing on or before the end of the Inspection Period, to the terms and conditions for leasing Seller's existing sales office. In the event the property site on which the Purchaser's Sales Office is to be located is conveyed to Purchaser in fee simple, the representations of
               Seller in 10.(a) through (1) inclusive shall be made in association with any such purchase and shall survive the Closing.


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          (e)  Purchaser  shall  be  allowed  to use the name  "Hartsel  Springs
               Ranch" and derivatives thereof and other tradenames, trademarks and copyrights subject to the mutually agreeable License, a form of which is attached hereto and made a part hereof as Exhibit "J," to be granted from Seller to Purchaser at Closing.

          (f) Bluegreen Corporation's ("BXG") marketing agreement and right of first refusal thereunder having expired with any litigation by and between Seller and BXG in no manner affecting Purchaser's acquisition or sale of the Lots.

          (g) Recordation of the Restriction On The Sale Of Seller's Retained Property on Seller's Retained Property, junior only to the Coverage CC&R.

          (h) Recordation of the Coverage CC&R as a senior-most lien on the Lots and Seller's Retained Property.

          (i)  Receipt of all Governmental Approvals.

          (j) Approval, in the reasonable opinion of Purchaser, of Seller's Litigation Schedule, updated as of the Closing Date, in the event there are material changes to Seller's Litigation Schedule delivered during the Inspection Period.

          (k)  Receipt of the Water Opinion.

          (l) Recordation of the Option against the Option Lots, junior only to the Coverage CC&R and Restriction On The Sale Of Seller's Retained Property.

          (m) All of Seller's representations shall be true and correct on the Closing Date and Seller shall not be in breach of any warranty or covenant as of the Closing Date.

     In the event any of the foregoing conditions precedent are not fulfilled as of the Outside Closing Date (or earlier date if specified otherwise), then Purchaser shall have the option of either: (i) waiving the condition and closing "as is," without reduction in the Purchase Price (except as provided for in this Restated Agreement) or claim against Seller therefor, or (ii) cancelling this Restated Agreement by written notice to Seller given by not later than the Outside Closing Date, in which event the Escrow Agent shall return the Earnest Money Deposit to Purchaser, whereupon both parties shall be released from all further obligations under this Restated Agreement, except those obligations which are specifically stated to survive termination or Closing of this transaction. In addition to the elections available to Purchaser pursuant to (i) and (ii) immediately above, Seller shall be liable to Purchaser for damages in the event any condition precedent is not met or fulfilled by the Outside Closing Date as a result of Seller's willful act or willful failure to act.

     9-A. CONDITIONS  SUBSEQUENT - Purchaser  is  acquiring  the Post-72 Lots in consideration of delivery to the Seller of the Post-72 Lots Purchase Money Note in the amount of $847,800.00 (or $2,700.00 for each Post-72
          Lot) to be secured by the Post-72 Lots Purchase Money Mortgage to be recorded against the Post-72 Lots. In the event the Plan of Augmentation is approved by final nonappealable order of the Water Court on or before two (2) years and six (6) months from the Closing Date, the principal of the Post-72 Lots Purchase Money Note shall be reduced by the total of Purchaser's costs and expenses (including but not limited to engineering fees, legal fees and court costs (but excluding all internal costs and expenses of Purchaser for its staff personnel or otherwise) expended in obtaining approval of the Plan of Augmentation. Until such time as the Plan of Augmentation is approved, the Post-72 Lots Purchase Money Note and Post-72 Lots Purchase Money Mortgage shall be recourse only to the Post-72 Lots. In the event the Plan of Augmentation is approved or in the event the Plan of Augmentation is not approved but Purchaser elects to purchase the Post-72 Lots at the price of $2,041 for each Post-72 Lot, the Post-72 Lots Purchase Money Note and Post-72 Lots Purchase Money Mortgage shall be recourse to the Purchaser and the Post-72 Lots.

          In the event the Plan of Augmentation is not approved by final nonappealable order of the Water Court, or final nonappealable order of any court to which the decision of the Water Court may be appealed, on or before two (2) years and six (6) months from the Closing Date, Purchaser may (i) elect to purchase the Post-72 Lots and the principal of the Post-72 Purchase Money Note shall be reduced to $640,874.00 (or $2,041 for each Post-72 Lot) and Seller will not be obligated to provide water and storage facilities or (ii) re-convey the Post-72 Lots to Seller, subject only to the Title Exceptions, in consideration for the cancellation of the Post-72 Lots Purchase Money Note and re-conveyance of the Post-72 Lots Purchase Money Mortgage. In the event Purchaser elects to re-convey the Post-72 Lots to Seller, the Post-72 Lots will not be subject to the Restriction On The Sale Of Seller's Retained Property.

     10. SELLER'S REPRESENTATIONS. As a specific inducement for Purchaser to enter into this Restated Agreement, Seller represents, warrants and covenants to Purchaser and agrees with Purchaser as follows:

          (a) Seller has not entered into any pre-paid or other reservation agreements, Leases, tenancies, occupancy agreements, contracts, arrangements, Licenses, concessions, easements, marketing agreements or other agreements, including, without limitation, marketing agreements with any third party regarding the sale of Hartsel Springs Ranch property, service arrangements and employment agreements, either recorded or unrecorded, written or oral, affecting the Property, or any portion thereof or the use thereof, other than the Contracts. Each of the Contracts: (i) is in good standing and not in default or would be in default subject to the giving of notice or passage of time or both; (ii) fully assignable to Purchaser without any change in the terms and provisions thereof; and (iii) except as expressly provided to the contrary on Exhibit "D," may be cancelled by Purchaser upon not more than thirty (30) days notice without payment of premium or penalty therefor. No tenant  occupying  space  under a  Lease or  any other  agreement
               (i) has prepaid any rent or any other sums; (ii) is holding over contrary to the wishes of Seller; (iii) is entitled to the construction of any tenant improvements or common area improvements; (iv) has any right to set off against any amount of rent due or to become due; and (v) has no understanding with Seller regarding occupancy or any other usage of the Property except as expressly shown on Exhibit "D." Seller shall not modify any of the Contracts nor shall Seller cancel or permit the cancellation of any of the Contracts, and Seller shall not enter into any new Contract or other agreement affecting the Property.

          (b) Seller has no notice or knowledge of: (i) any pending improvement liens to be made by any governmental authority with respect to the Property; (ii) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Property; (iii) any pending or threatened lawsuits , other than shown on the Seller's Litigation Schedule; or (iv) any pending or threatened condemnation proceedings, other than shown on Seller's Litigation Schedule.

          (c) To the best of Seller's knowledge, no fact or condition exists which would result in the termination or impairment of access to the Property or the ability to obtain septic system approvals, water (other than for the Post-72 Lots), electric, gas, telephone or other utilities or services to the Property.

          (d) To the best of Seller's knowledge, no additional Park County Zoning Approval will be required or necessary to carry out the Intended Use.

          (e) During the period between the date of this Restated Agreement and Closing, Seller shall continue to operate and manage the Property in a prudent, businesslike and responsible manner consistent with its operation and management prior to the date of this Restated Agreement and keep same clear of accumulations of trash and debris. Seller shall have the right to the end of the Inspection Period to sell the Lots. From the date of execution of this Restated Agreement until the Closing Date, Seller may not sell or otherwise convey, lien or encumber any of the Lots. Seller shall continue to maintain all of the present services to the Property and make all repairs and replacements to the Property in the ordinary course of business. In addition, Seller shall make all payments due prior to Closing in connection with the Property, and payments on any other obligations affecting the Property.

          (f) Seller is vested with good, marketable and insurable fee simple title to the Lots subject only to the Title Exceptions.

          (g) Prior to Closing, Seller shall comply with all laws, rules, regulations, and ordinances of all governmental authorities having jurisdiction over the Property. Seller shall be responsible for and shall promptly pay all amounts owed for labor, materials supplied, services rendered and/or any other bills or amounts related to Seller and Seller's ownership and/or operation of the Property prior to Closing.

          (h) Subject only to Seller's right to sell the Lots to the end of the Inspection Period and Bluegreen's right of first refusal, which shall expire on or before the end of the Inspection Period, prior to Closing, no portion of the Property or any interest therein, beneficial or otherwise, shall be alienated, encumbered, conveyed or otherwise transferred. In addition, Seller shall not negotiate any potential sale of the Property with any third party during the term hereof. Further, prior to Closing, no interest in the Seller, beneficial or otherwise, shall be alienated, encumbered, conveyed or otherwise transferred if such event could, within the opinion of Purchaser, negatively affect Seller's ability to fulfill the transaction contemplated by this Restated Agreement.

          (i) Mercantile is a corporation duly formed and validly existing under the laws of the State of Nevada. HSRC is a corporation duly formed and validly existing under the laws of the State of
               Colorado. The execution, delivery and performance of this Restated Agreement by Seller have been duly authorized and no consent of any other person or entity to such execution, delivery and performance is required to render this document a valid and binding instrument enforceable against Seller in accordance with its terms. Neither the execution of this Restated Agreement or the consummation of the transactions contemplated hereby will:
               (i) result in a breach of, or default under, any agreement to which Seller is a party or by which the Property is bound; or
               (ii) violate any restrictions to which Seller is subject.

          (j) To the best of Seller's knowledge, there has not been and there is not now: (i) any Hazardous Substance present on the Property;
               (ii) any  present or past  generation,  recycling,  reuse,  sale, storage, handling, transport and/or disposal of any Hazardous Substance on the Property; or (iii) any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. Seller has not received any notice from any governmental authority regarding the presence of any Hazardous Substance, any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance or any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. As used herein, the term "Hazardous Substance" means any substance or material defined or designated as a hazardous or toxic waste material or substance, or other similar term by any federal, state or local environmental statute, regulation or ordinance presently or hereinafter in effect, as such statute, regulation or ordinance may be amended from time to time.

          (k) Except as is disclosed on Exhibit "D," there are no Leases, occupancy agreements, marketing agreements, sales agreements, or any other type or form of agreement, either written or oral, which affect the Property and Seller has exclusive possession of the Property.

          (l) Seller has no unfulfilled obligation of any nature whatsoever owed to any of Seller's employees including but not limited to the payment of employees wages and associated payroll taxes that could result in a claim against the Purchaser or the Property.

          (m) Each South Ranch Lot, South Ranch Partial Lot, South Ranch Add-On Lot, North Ranch Partial Lot and North Ranch Lot that makes up a part of the Property (i) has, a reserved right for a water well
               (ii) is served by fully installed Park County roads of record or easements for road extensions (not less than ninety percent (90%) of the lots that make up the Property are served by fully installed Park County roads of record) (iii) will be delivered unencumbered except for the Title Exceptions and (iv) has access (subject to the expenditures as necessary to make utilities available to the Lots) to other Park County services including but not limited to electric, telephone, police services, fire services and schools. The foregoing representation also applies to the Post-72 Lots with the exception of 10.(m) (i).

          (n) While the Restriction on Sale of Seller's Retained Property is in effect, Seller will not sell any of the Seller's Retained Property except as allowed by this Restated Agreement and the Restriction On The Sale Of Seller's Retained Property.

          (o) Seller agrees to record the Restriction On The Sale Of Seller's Retained Property against all of Seller's Retained Property junior only to the Coverage CC&R. In the event of a breach of the Restriction On The Sale Of Seller's Retained Property by Seller or any Affiliate of or successor in interest to Seller, Seller will consent to the filing of the Injunction. The Injunction will prevent Seller from selling any lot, now existing or to be platted in Hartsel Springs Ranch owned by Seller, or any Affiliate of or successor in interest to Seller, for a period of ten (10) years from the date of filing. The Seller and Purchaser hereby agree that the determination of damages in the event of Seller's breach of the Restriction On The Sale Of Seller's Retained Property would be difficult to ascertain and hereby agree that the filing of the Injunction is an appropriate remedy for Seller's breach of the Restriction On The Sale Of Seller's Retained Property.

          (p) Seller shall make available at its cost, sufficient water rights and storage facilities as may be required or necessary, as determined pursuant to 12.(v) of this Restated Agreement, to obtain approval of the Plan of Augmentation.

          (q) Seller shall assist Purchaser with the preparation and submission of all Governmental Approvals including executing all applications and other documents as may be necessary in the reasonable opinion of Purchaser. Any out-of-pocket costs incurred by Seller in assisting Purchaser shall be borne by Purchaser.

     The following representations, warranties and covenants of Seller shall be deemed renewed at and shall survive the Closing: 10.(a); (b); (c); (g); (i);
(j); (k); (l); (m); (n); (o); (p) and (q) provided, however, if Seller becomes aware of any event or changed circumstance that causes or makes a representation, warranty or covenant of Seller given herein with respect to the Property untrue as of Closing, Seller shall, immediately upon learning of same, notify Purchaser of such event or changed circumstance in writing, and unless Seller is willing and able to remediate the event or changed circumstance or condition prior to Closing, Purchaser shall have the right by written notice to Seller and Escrow Agent to either (i) terminate this Restated Agreement, in which event the Earnest Money Deposit shall be returned to Purchaser and neither party shall have any further obligation hereunder, or (ii) proceed to Closing, in which event the affected representation, warranty or covenant shall be deemed modified as of the Closing Date to conform to the event or changed circumstance or condition.

     Notwithstanding  the election  available  to Purchaser  pursuant to (i) and
(ii) above, in the event any representation, warranty and/or covenant of Seller made in this Restated Agreement becomes untrue as of or prior to Closing, Seller shall be liable to Purchaser for damages in the event Seller (i) knowingly or negligently made an inaccurate or untruthful representation or warranty or covenanted to perform an act which Seller did not intend to perform or knew it was incapable of performing or (ii) by commission or omission caused or allowed a representation or warranty true when made to become untrue.

     11. REPRESENTATIONS OF PURCHASER. As a specific inducement for Seller to enter into this Restated Agreement, Purchaser represents, warrants and covenants to Seller and agrees with Seller as follows: (a) that the execution, delivery and performance of this Restated Agreement by Purchaser is the legal, valid and binding agreement of the Purchaser; (b) Purchaser is an experienced developer of real property and has been and is currently engaged in the sale of residential real estate lots in Park County, Colorado as part of its ordinary business activities; (c) through the delivery of the Purchase Money Note, Post-72 Lots Purchase Money Note and/or through arms length lending transactions, has the financial ability and wherewithal, subject to Purchaser's right to cancel during the Inspection Period, to proceed to Closing and to pay the balance of the Purchase Price by the delivery of cash or cash equivalent using currency of the United States of America and delivery of the Purchase Money Note and Post-72 Lots Purchase Money Note; (d) Purchaser shall diligently proceed to obtain the Governmental Approvals on or before the Outside Closing
Date, as some may be extended pursuant to the terms and conditions of this Restated Agreement; and (e) subject to Seller making available to Purchaser sufficient water and storage facilities at Seller's cost as required pursuant to this Restated Agreement, Purchaser shall diligently proceed to obtain approval of the Plan of Augmentation.

     12. COVENANTS OF SELLER. In addition to the other covenants and agreements of Seller contained in this Restated Agreement, Seller hereby covenants and agrees with Purchaser to: (i) record against Seller's Retained Property, junior only to the Coverage CC&R and be bound by the terms and conditions of, the Restriction On The Sale Of Seller's Retained Property (ii) to record the
Coverage CC&R as a senior-most lien against the Lots and Seller's Retained Property (iii) to assist Purchaser in obtaining the Governmental Approvals including but not limited to executing any and all applications or other registration materials whatsoever as reasonably requested by the Purchaser (iv) to allow for the filing of the Injunction in the event Seller violates the Restriction On The Sale Of Seller's Retained Property(v) at Seller's cost, to make water and storage facilities available, as required in the opinion of counsel hired by Purchaser to obtain approval of the Plan of Augmentation
(Seller shall have the right to approve said counsel in Seller's reasonable opinion) and (vi) Seller shall record the Option junior only to the Coverage CC&R and Restriction On The Sale Of Seller's Retained Property, against the Option Lots. All recordations are to be completed at or prior to Closing. Seller's covenants shall survive Closing.

     12-A. COVENANTS OF PURCHASER. In addition to the other covenants and agreements of Purchaser contained in this Restated Agreement, Purchaser hereby covenants and agrees with Seller to: (i) diligently pursue all Governmental Approvals (ii) to assist Seller, at Seller's expense in a Section 1031 tax deferred exchange and (iii) subject to Seller providing, at Seller's cost, water and storage facilities as determined pursuant to 12.(v), Purchaser shall pay the costs and expenses of having the Plan of Augmentation approved. Purchaser's covenants shall survive Closing.

     13. DEFAULT PROVISIONS. In the event of the failure or refusal of the Purchaser to proceed with Closing on or before the Outside Closing Date as same may be extended pursuant to the terms hereof, without fault on Seller's part and without failure of title or any conditions precedent to Purchaser's obligations hereunder, Seller shall receive the Earnest Money Deposit as agreed upon liquidated damages for said breach as Seller's sole and exclusive remedy for default of

Purchaser, whereupon the parties shall be relieved of all further obligations hereunder, except those obligations which are specifically stated herein to survive the termination or Closing of this transaction.

     In the event of a default by Seller under this Restated Agreement, Purchaser at its option shall have the right to: (i) receive the return of the Earnest Money Deposit whereupon the parties shall be released from all further obligations under this Restated Agreement, except those obligations which are specifically stated herein to survive the termination or Closing of this transaction, unless the default was caused by the willful act, willful omission, misrepresentation or breach of covenant by Seller in which event Seller shall continue to be liable for damages caused thereby, anything to the contrary notwithstanding, or, alternatively, (ii) seek specific performance of the Seller's obligations hereunder and/or any other equitable remedies, without thereby waiving damages. Notwithstanding the foregoing, in the event of a default by either party of any obligation which specifically survives Closing, then the non-defaulting party shall be entitled to seek any legal redress permitted by law or equity.

     The provisions hereof shall survive Closing.

     14. PRORATIONS. Real estate and personal property taxes, rents (whether or not actually collected), interest, costs and revenues and all other proratable items shall be prorated as of the Closing Date. Seller shall be responsible for the payment of all utility bills and shall receive credit for any prepaid utility deposits as of the Closing Date. Seller shall pay all sales and/or use tax due on revenues received and purchases made prior to the Closing Date and shall comply with all statutory provisions necessary for Purchaser to avoid transferee liability for same. In the event the taxes for the year of Closing are unknown, the tax proration will be based upon the taxes for the prior year, and at the request of either party, the taxes for the year of Closing shall be reprorated and adjusted when the tax bill for such year is received and the actual amount of taxes is known. The provisions of this paragraph shall survive the Closing.

     15. IMPROVEMENT LIENS. Certified, confirmed or ratified liens for governmental improvements as of the Closing Date, if any, shall be paid in full by Seller, and pending liens for governmental improvements as of the Closing Date shall be assumed by the Purchaser, provided that where the governmental improvement has been substantially completed as of the Closing Date, such pending lien shall be considered certified.

     16.  CLOSING COSTS. The parties shall bear the following Closing costs:

          (a)  The Purchaser  shall be responsible for payment of the following:
               (i) the cost of examining the Title Commitment and Survey, if any, (ii) any and all costs and expenses of architectural, engineering and other inspection and feasibility studies and reports incidental to Purchaser's inspections, and (iii) clerk's recordation fees for recording the warranty deed.

          (b) The Seller shall be responsible for payment of the following: (i) any costs associated with issuance of the Title Commitment and delivery of a Survey if available, (ii) the premium for the Title Policy, (iii) any transfer taxes in connection with the delivery of the deed and documentary stamp tax and surtax, (iv) recording costs on documents necessary to clear title and (v) the cost of recording the Option, Coverage CC&R and Restriction On The Sale Of Seller's Retained Property.

          (c)  Each party  shall pay its own legal fees  except as  provided  in
               Section 25(d) below.

          (d)  The parties shall equally share the cost of Escrow.

     17.  CLOSING. The Closing shall be held at the offices of the Escrow Agent.

     At Closing, Seller shall execute and/or deliver to Purchaser through Escrow the following Closing documents:

          (a) a good and sufficient warranty deed to convey the Property to Purchaser subject only to the Title Exceptions;

          (b) an appropriate mechanic's lien affidavit, sufficient in form and content for any title insurance company to delete the standard exceptions for mechanic's liens, and, to the extent of work performed in the ninety (90) days prior to Closing, appropriate releases and indemnities to allow Purchaser to obtain title insurance coverage over any unfiled liens;

          (c)  an affidavit of exclusive possession;

          (d) a certified copy of the Restriction On The Sale Of Seller's Retained Property recorded junior only to the Cover CC&R against all of Seller's Retained Property;

          (e) a certified copy of the Coverage CC&R recorded as a senior-most lien against the Property and Seller's Retained Property;

          (f) assignments of or license agreements for any of the trademarks, tradenames, copyrights, contract rights, guarantees and warranties, intangible rights and other property and rights included in this transaction that Purchaser elects to take by assignment or license;

          (g)  appropriate   evidence  of  Seller's  formation,   existence  and
               authority to sell and convey the Property;

          (h) an appropriate "gap" affidavit and/or indemnity as required by the title insurer;

          (i)  the Title Policy;

          (j) a certificate reaffirming all representations, warranties and covenants of Seller;

          (k)  the License;

          (l) Evidence, satisfactory to Purchaser, that Seller has sufficient water resources and storage facilities, either existing or to be made available by Seller, at its cost, to allow for approval of the Plan of Augmentation;

          (m) a certified copy of the Option recorded against the Option Lots junior only to the Coverage CC&R and Restriction On The Sale Of Seller's Retained Property; and

          (n) such other items as may be required by Escrow Agent to consummate the Closing.

         At Closing, Purchaser shall deliver through Escrow to the Seller:

          (a)  The Earnest Money Deposit;

          (b)  The Purchase Money Note and Purchase Money Mortgage;

          (c) The Post-72 Lots Purchase Money Note and Post-72 Lots Purchase Money Mortgage;

          (d) The balance of the Purchase Price in currency of the United States of America in cash or cash equivalent; and

          (e) Such other documents as may be required by Escrow Agent to consummate the Closing.

     At Closing, Seller and Purchaser shall each execute counterpart Closing statements and such other documents as are reasonably necessary to consummate this transaction.

     18. BROKERS; CONSULTANTS. Purchaser and Seller each represent that they know of no Broker who may have any claim for a commission in connection with this transaction.

     19. ASSIGNABILITY. Purchaser shall be entitled to assign its rights hereunder to any Affiliate of Purchaser, provided that upon any such assignment, Purchaser shall not be released from its obligations hereunder.

     20. INSPECTIONS. Purchaser, and Purchaser's agents and contractors, shall have the right during the term of this Restated Agreement to enter upon the Property at reasonable times for purposes of inspection and making tests and studies thereon. Throughout the term of this Restated Agreement, Seller, its agents and employees shall at all times cooperate with Purchaser, its agents and contractors in connection with their performance of the inspections provided herein. Purchaser agrees to indemnify, defend and hold harmless Seller from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys fees and court costs at trial and all appellate levels) arising out of or resulting from any damage to the Property caused by Purchaser, or Purchaser's agents, contractors or employees, in connection with such inspection or investigation.

     21. ESCROW AGENT. The Escrow Agent shall not be liable for any actions taken in good faith, but only for its gross or willful negligence. Purchaser and Seller hereby agree to indemnify and hold the Escrow Agent harmless from and against any loss, liability, claim or damage whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) the Escrow Agent may incur or be exposed to in its capacity as escrow agent hereunder except for that caused by Escrow Agent's gross negligence and/or willful misconduct. If there be any dispute as to disposition of any proceeds held by the Escrow Agent pursuant to the terms of this Restated Agreement, the Escrow Agent is hereby authorized to interplead said amount or the entire proceeds with any Colorado court of competent jurisdiction and thereby be released from all obligations hereunder. So long as the Earnest Money Deposit is deposited with a federally insured Colorado commercial bank, the Escrow Agent shall not be liable for any failure of the depository.

     22. NOTICES. Any notices required or permitted to be given under this Restated Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by recognized overnight courier (such as Federal
Express), sent by facsimile transmission or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as follows:

         If to the Purchaser at:      Preferred Equities Corporation
                                      4310 Paradise Road
                                      Las Vegas, Nevada  89109
                                      Attn:  Frederick H. Conte,
                                             Executive Vice President
                                      Fax No. (702) 369-4398

         With a copy to:              Preferred Equities Corporation
                                      4310 Paradise Road
                                      Las Vegas, Nevada  89109
                                      Attn:  Jon A. Joseph, Esq.
                                      Fax No. (702) 369-4398

         If to the Seller at:         Richard Grumet, President
                                      Hartsel Springs Ranch
                                      P.O. Box 5
                                      Hartsel, Colorado  80449
                                      Fax No. (719) 836-0321

         With a copy to:              Gregory M. Lattimer
                                      6960 S. Newland Ct.
                                      Littleton, Colorado  80123
                                      Fax No. (303) 215-1204

         If to the Escrow Agent at:   Security Title Guaranty Co.
                                      60615 U.S. Highway 285
                                      P.O. Box 331
                                      Bailey, Colorado  80421
                                      Attn:  Ginger Dyer
                                      Fax No. (303) 838-5537

     Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery, notices transmitted by facsimile shall be deemed given on the date sent provided that the transmitting machine confirms transmission in writing (or otherwise, upon actual receipt by the other party) and notices mailed in accordance with the foregoing shall be deemed given three
(3) days after deposit in the U.S. mails. Signatures on documents transmitted via facsimile shall be binding as if an original signature. A copy of all notices shall be provided to the Escrow Agent; however, failure to provide such copy(ies) shall not modify the effect of any such notice on the primary recipient.

     23. RISK OF LOSS. Seller shall continue to bear the risk of loss to and including the Closing Date. The Property shall be conveyed to Purchaser in the same condition as on the date of this Restated Agreement, force majeure excepted, free of all Leases, tenancies or occupancies other than those described on Exhibit "D" that are acceptable to Purchaser, and Seller shall not remove anything from the Property between now and Closing. In the event that the Property or any material portion thereof is taken by eminent domain prior to Closing, Purchaser shall have the option of either: (i) cancelling this Restated Agreement and receiving a refund of the Earnest Money Deposit whereupon both parties shall be relieved of all further obligations under this Restated Agreement, except those obligations which are specifically stated herein to survive the termination or Closing of this transaction, or (ii) Purchaser may proceed with Closing in which case Purchaser shall be entitled to all condemnation awards and settlements. In the event the Property is damaged or destroyed as a result of force majuere or otherwise prior to Closing, Seller shall have the option to repair and restore the Property to the same condition as before the damage and the Closing Date shall be deferred for up to sixty (60) days to permit such repair and restoration. If Seller elects not to repair and restore or if Seller is unable to repair and restore within such sixty (60) day period, then Purchaser shall have the option of either: (i) cancelling this Restated Agreement and receiving a refund of the Earnest Money Deposit, whereupon both parties shall be released from all further obligations under this Restated Agreement, except those obligations which are specifically stated herein to survive the termination or Closing of this transaction, or (ii) allowing Seller additional time to repair and restore or (iii) proceeding with Closing, in which case Purchaser shall be entitled to all insurance proceeds, if any and to a credit equal to the insurance deductibles, if any.

     24. SELLER'S INDEMNITY. Seller shall indemnify and hold Purchaser harmless from any and all liability, including costs and attorneys' fees (at trial and all appellate levels) for:

          (a) Any contracts for services to the Property existing now or at any time prior to Closing;

          (b) Any personal property taxes remaining unpaid for calendar years prior to the year of Closing;

          (c)  Any  claims  made  against  Purchaser  by  Seller's   employee(s)
               employed at the Property;

          (d) Any claims made against Purchaser or the Property by persons or governmental agencies who claim monies due for wages or other payments for employee(s) benefits and any and all payroll taxes, including but not limited to, federal, state, local and other tax withholdings and federal and state unemployment taxes;

          (e) Any claims made against Purchaser, or any attempt whatsoever to prevent the issuance of, or otherwise interfere with, the filing of the Injunction in the event the Restriction On The Sale Of Seller's Retained Property is breached;

          (f)  Any claims made against  Purchaser or the Lots as a result of the
               termination  of  Seller's  marketing   agreement  with  Bluegreen
               Corporation; and

          (g) Any misrepresentations made by Seller and/or breach of warranty or covenant by Seller as to matters which survive Closing.

     24A. PURCHASER'S INDEMNITY - Purchaser shall indemnify and hold Seller harmless from any and all liability, including costs and attorneys' fees (at trial and all appellate levels) for (i) any action taken by Seller against Purchaser in the event monumentation, signage and other identification to be installed on the Property by Purchaser does not reasonably conform with design, scale and/or quality of the Master Plan Monumentation program at Hartsel Springs Ranch (ii) any damage or impairment to the name "Hartsel Springs Ranch" as a result of Purchaser's use of said name or joinder of Seller in litigation or governmental proceeding as a result of Purchaser's use of said name and (iii) for damages to the Seller in the event Purchaser influenced or otherwise caused Bluegreen Corporation to breach its marketing agreement with Seller; Purchaser categorically denies having taken any action which in any manner may have resulted in Bluegreen Corporation's breach of said marketing agreement.

     The provisions of this Section shall survive the Closing.

     25.  MISCELLANEOUS.

          (a) This Restated Agreement shall be construed and governed in accordance with the laws of the State of Colorado. All of the parties to this Restated Agreement have been represented by competent counsel and have participated fully in the negotiation and preparation hereof; and, accordingly, this Restated Agreement shall not be more strictly construed against any one of the parties hereto.

          (b) All signs and monumentation erected by Purchaser on South Ranch shall be subject to the reasonable review and approval of Seller.

          (c) In the event any term or provision of this Restated Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Restated Agreement shall be construed to be in full force and effect.

          (d) In the event of any litigation between the parties under this Restated Agreement, the prevailing party shall be entitled to reasonable attorney's fees and court costs at all trial and appellate levels. The provisions of this subparagraph shall survive the Closing coextensively with other surviving provisions of this Restated Agreement.

          (e)  If any date upon which,  or by which,  action required under this
               Restated  Agreement  is  a  Saturday,  Sunday  or  legal  holiday recognized by the Federal government and/or the State of Colorado, then the date for such action shall be extended to the first day that is after such date and is not a Saturday, Sunday or legal holiday recognized by the Federal government and/or the State of Colorado.

          (f) In construing this Restated Agreement, the singular shall be held to include the plural, the plural shall include the singular, the use of any gender shall include every other and all genders, and captions and paragraph headings shall be disregarded.

          (g) Neither Purchaser nor Seller is aware of any fact, event or condition which could or would prevent or adversely affect their respective abilities to meet and comply with their respective representations, covenants and conditions pursuant to and under this Restated Agreement. This Restated Agreement is entered into subject to a covenant of good faith and fair dealing on behalf of both Purchaser and Seller. Remedies available to either party under this Restated Agreement shall be available to either party under this Restated Agreement if circumstances so warrant and allow.

          (h) All of the Exhibits and any Escrow Instructions attached to this Restated Agreement are incorporated in, and made a part of, this Restated Agreement.

          (i) Time is of the essence for each and every provision of this Restated Agreement.

     26. ACCEPTANCE DATE. This Restated Agreement shall be of no force and effect and shall be deemed to be null and void unless executed by the Purchaser and the Seller on or before October 10, 1997, the Acceptance Date.

     27. ENTIRE AGREEMENT. This Restated Agreement, the Escrow Instructions, if any, and the Exhibits attached hereto constitute the entire agreement between the parties and there are no other agreements, representations or warranties other than as set forth herein. This Restated Agreement may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought. This Restated Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall supersede and completely replace the Agreement.

     EXECUTED as of the date first above written in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

Witnessed by:                            SELLER:
                                         MERCANTILE EQUITIES CORPORATION

/s/ GREGORY M. LATTIMER                  By: /s/ RICHARD S. GRUMET
------------------------                    -----------------------
/s/ V. M. DYER                           Name: Richard S. Grumet
------------------------                 Title:   President

Witnessed by:                            SELLER:
                                         HARTSEL SPRINGS RANCH OF COLORADO

/s/ GREGORY M. LATTIMER                  By: /s/ RICHARD S. GRUMET
------------------------                    ----------------------
/s/ V. M. DYER                           Name: Richard S. Grumet
------------------------                 Title:   President

                                         PURCHASER:
                                         PREFERRED EQUITIES CORPORATION,
                                         a Nevada corporation

Witnessed by:

/s/ JON A. JOSEPH                        By:  /s/ FREDERICK H. CONTE
-------------------------                   ------------------------
/s/ C. SCOTT MAYNARD                     Name:    Frederick H. Conte
-------------------------                Title:   Executive Vice President

                            APPENDIX OF DEFINED TERMS


ACCEPTANCE DATE - defined in Section 26.

AFFILIATE - shall mean a person, partnership, corporation or any other organization of any nature or type whatsoever, that controls, is controlled by or under control with Purchaser or Seller. As used herein, "control" means the ability, standing alone, to direct the affairs of another person or entity without their respective consent.

AGREEMENT - defined in the Recital of Fact.

BROKER(S) - means the broker(s), if any, defined in Section 18.

CEASE AND DESIST ORDER - means the Cease and Desist Order issued against Bankers Life and Casualty Company et al on March 12, 1979.

CLOSING - means conveyance of the Property from Seller to Purchaser via warranty deed and termination of Escrow.

CLOSING DATE - The date on which the Lots are conveyed to the Purchaser.

CONTRACTS - defined in Section 7. A schedule of Contracts is attached as Exhibit "D." Contracts include but are not limited to Leases, Licenses, Plans, Studies and the Survey, if any.

COVERAGE CC&R - mean the covenants, conditions and restrictions to be recorded as a senior-most lien against the Lots and Seller's Retained Property. The Coverage CC&R will help maintain the open space character of Hartsel Springs Ranch by providing that all improvements to real property located in Hartsel Springs Ranch be limited to forty percent (40%) coverage of any lot now platted or platted at any time in the future, including but not limited to paving and landscaping.

DEFECTS - means Title Exceptions as shown on the Title Commitment that are unacceptable to Purchaser.

EARNEST MONEY - means a portion of the Purchase Price and any interest earned thereon delivered to the Escrow Agent for deposit in a federally insured Colorado financial institution.

EARNEST MONEY DEPOSIT - means the Earnest Money deposited by the Escrow Agent in a federally insured Colorado financial institution.

ESCROW - means the escrow established with the Escrow Agent to facilitate the conveyance of the Property from Seller to Purchaser pursuant to the terms of this Restated Agreement.

ESCROW AGENT -  means Security Title Guaranty Co.,  Attn: Ginger Dyer.

ESCROW  INSTRUCTIONS  - means any writing by and between  Purchaser,  Seller and
Escrow Agent entered into to help facilitate the Closing. All Escrow Instructions shall be attached to and become a part of this Restated Agreement. In the event of any conflict between the terms of this Restated Agreement and Escrow Instructions, the terms and conditions of the Escrow Instructions shall control.

GOVERNMENTAL APPROVALS - means approval by Department of Housing and Urban Development ("HUD") and State of Colorado governmental authorities of registration of the South Ranch Lots, South Ranch Partial Lots, South Ranch Add-On Lots, North Ranch Partial Lots and North Ranch Lots for sale by Purchaser.

HARTSEL SPRINGS RANCH - means the Property, Seller's Retained Property and all other property owned by Seller or its affiliates or assignees in the property commonly known as Hartsel Springs Ranch.

HAZARDOUS SUBSTANCE - defined in Section 10(j).

INJUNCTION - defined in Section 10.(o).

INSPECTION PERIOD - defined in Section 8.

INTENDED USE - means Purchaser's sale of the Lots by conveyance of fee simple real property lot sales to customers of Purchaser.

LEASES - means all writings and/or oral agreements that in any manner whatsoever create an occupancy interest in the Property.

LICENSE - means the license for Purchaser to use the name "Hartsel Springs Ranch," a form of which is attached hereto as Exhibit "J."

LICENSES - defined in Section 7.(c). Includes all HUD and other governmental filings.

LOTS - defined in Section 2.

NORTH RANCH LOTS - means the Lots shown on Exhibit "A-5."

NORTH RANCH PARTIAL LOTS - means the Lots shown on Exhibit "A-6."

OPTION - means Purchaser's option to acquire the Lots shown on Exhibits "B-3," "B-5" and "B-6" to this Restated Agreement in the event Seller does not require some or all of said lots for reservoir purposes at a price of $2,700 for any said lot in South Ranch and $3,250 for any said lot in North Ranch.

OPTION LOTS - means the Lots shown on Exhibits "B-3," "B-5" and "B-6."

OUTSIDE CLOSING DATE - defined in Section 5.

PLAN OF AUGMENTATION - means a plan of water augmentation for the Post-72 Lots to be filed with the Colorado Water Court which, upon nonappealable approval by the Water Court, or nonappealable order of any court to which the decision of the Water Court may be appealed, which is to occur on or before two (2) years and six (6) months from the Closing Date, will allow for a well permit for domestic use to be issued for each Post-72 Lot. Seller is to provide, at its cost, sufficient water resources and storage facilities (as determined pursuant to Section 12(v) of this Restated Agreement) so that the Plan of Augmentation will be approved. Purchaser will pay all costs and expenses in association with the approval of the Plan of Augmentation including but not limited to legal and court costs but excluding all internal expenses of Purchaser for its staff personnel or otherwise, with said amounts to be credited against the principal balance of the Post-72 Purchase Money Note.

PLANS - defined in Section 7.(d).

POST - 72 LOTS - means the Lots shown on Exhibit "A-4."

POST - 72 LOTS PURCHASE MONEY MORTGAGE - means the mortgage or deed of trust to be recorded against the Post-72 Lots to secure payment of the Post-72 Lots Purchase Money Note. Post-72 Lots will be released from the lien of the Post-72 Lots Purchase Money Mortgage upon the payment (including normal amortization) of release prices of $3,250.00 for each Post-72 Lot, if Purchaser pays $2,700.00 for each Post-72 Lot or upon the payment (including normal amortization) of release prices of $2,591.00 for each Post-72 Lot, if Purchaser pays $2,041.00 for each Post-72 Lot.

POST - 72 LOTS PURCHASE MONEY NOTE - means a promissory note delivered to Seller from Purchaser at Closing in the face amount of $847,800.00 (2,700 times the number of Post-72 Lots). Prior to the Plan of Augmentation being approved, the Post-72 Lots Purchase Money Note will be recourse as to the principal balance thereof but not interest owed thereon only to the Post-72 Lots and provide for the payment of interest only payable quarterly calculated at the Prime Rate plus 2% on $640,874.00 ($2,041 times the number of Post-72 Lots). The face amount of the Post-72 Lots Purchase Money Note and the amount of principal interest will be imputed on shall be adjusted pursuant to the ultimate paragraph of Section 9-A. of this Restated Agreement and as described below.

If the Plan of  Augmentation  is approved on or before the two (2) years and six
(6) months from the Closing Date, the Post-72 Lots Purchase Money Note shall become recourse as to principal as well as interest to the Purchaser and be adjusted by subtracting from the principal face amount of the Post-72 Lots Purchase Money Note Purchaser's out-of-pocket costs spent in having the Plan of Augmentation approved, with interest on the resultant principal amount to be charged at 2% over the Prime Rate payable quarterly with quarterly amortization payments, with all principal not otherwise paid due and payable five (5) years from the date of the first payment after said adjustment. Release prices of $3,000.00 for the release of each Post-72 Lot will be credited against the next regularly scheduled quarterly principal payment(s).

If the Plan of  Augmentation  is not approved on or before two (2) years and six
(6) months from the Closing Date, Purchaser shall have within thirty (30) days of disapproval or failure to approve within said two (2) year and six (6) month period, the election of (i) reducing the principal balance of the Post-72 Lots Purchase Money Note to $640,874.00 ($2,041.00 times the number of the Post-72
Lots), payable on a recourse basis, with interest charged at 2% over the Prime Rate and quarterly amortization payments, with all principal not otherwise paid due and payable five (5) years from the date of said election. Release payments of $3,000.00 for each Post-72 Lot shall be credited against the next regularly scheduled quarterly principal payment(s) or (ii) re-conveying, subject only to the Title Exceptions, the Post-72 Lots to Seller in consideration of cancellation of the Post-72 Lots Purchase Money Note. In the event the Post-72 Lots are re-conveyed, the Post-72 Lots shall not be subject to the Restriction On The Sale Of Seller's Retained Property.

PRIME RATE - The rate of interest paid by the most credit worthy borrowers to large commercial banks as published in The Wall Street Journal. The interest rate on the Purchase Money Note and Post-72 Lots Purchase Money Note shall be at 2% over the Prime Rate adjusted as of the first business day of each month.

PROPERTY - defined in Section 2.

PURCHASE MONEY NOTE - means the recourse promissory note to be delivered by Purchaser to Seller at Closing in an amount determined by multiplying 439
North Ranch Lots times $3,250 and adding thereto the consideration to be paid for the North Ranch Partial Lots with interest on said amount to be paid at 2% over the Prime Rate payable quarterly with quarterly amortization payments, having a term of five (5) years from the Closing Date. Release prices shall be credited against the next regularly scheduled principal payment(s).

PURCHASE MONEY MORTGAGE - means the mortgage or deed of trust recorded against the North Ranch Lots to secure Purchaser's performance of the Purchase Money Note. Lots in North Ranch subject to the Purchase Money Mortgage shall be released from the lien of the Purchase Money Mortgage at the direction of Purchaser for the payment of $5,000 a Lot, until such time as the Purchase Money
Note is repaid in full. Releases will also be given for each $5,000.00 increment of regularly scheduled principal reduction. Purchase Money Note principal shall be paid quarterly (with release prices credited to the next regularly scheduled principal payment(s)), with all principal not otherwise paid being due and payable five (5) years from the Closing Date.

PURCHASE PRICE - defined in Section 3.

PURCHASER - defined in the preamble to this Restated Agreement.

PURCHASER'S SALES OFFICE - means at Purchaser's election, Purchaser's sales office located at a site mutually agreeable to Purchaser and Seller or by lease of Seller's existing sales office or as otherwise determined by Purchaser.

RESTATED AGREEMENT - defined in the preamble of this Restated Agreement.

RESTRICTION ON THE SALE OF SELLER'S RETAINED PROPERTY - means the restrictive covenant to be recorded on or before the Closing Date, junior only to the Coverage CC&R, against Seller's Retained Property. The covenant shall run with the land and restrict Seller, its Affiliates and its successors and assigns for a period of the earlier of ten (10) years from the Closing Date or for one (1) year from whenever all of the Lots have been sold, from selling residential lots in Hartsel Springs Ranch, now platted or platted in the future, unless said lots are (i) improved with a single family dwelling to be sold at a price not less than $99,000.00, (ii) sold pursuant to a Park County approved, platted and recorded subdivision restricting said lots solely for RV use and having a maximum size of 5,000 square feet, (iii) used, to a maximum of ten (10) lots, for trade out services (iv) used for "Buffalo Package" sales so long as no said lot shall be sold for less than $40,001.00 (v) used for the "homestead package," so long as no said lot is sold for less than $75,000.00 and (vi) used to develop Seller's Retained Property with a guest lodge/timeshare development, reservoirs and bison preserve.

RIGHT OF FIRST REFUSAL - means Seller's covenant, pursuant to 12(vi) of this Restated Agreement whereby Seller grants to Purchaser a right of first refusal to match any bona fide offer for any or all of Seller's Retained Property upon the same terms and conditions offered to Seller for any or all of said Seller's Retained Property. Seller shall deliver to Purchaser copies of all offers to acquire any or all of Seller's Retained Property to Purchaser and Purchaser shall have thirty (30) days after receipt of a copy of any said offer(s) to advise Seller in writing that it has determined to match said offer(s). A form of which is attached hereto and made a part hereof as Exhibit "K".

SELLER - defined in the preamble to this Restated Agreement, including Seller's Affiliates, successors and assigns.

SELLER'S LITIGATION SCHEDULE - A schedule of litigation showing all existing and pending or threatened litigation involving Seller, the Property, Seller's Retained Property and Hartsel Springs Ranch.

SELLER'S RETAINED PROPERTY - means the real property shown on Exhibit "B-1" through "B-7" inclusive and all other real property located in Hartsel Springs Ranch, other than the Lots, owned by Seller, its Affiliates, successors and assigns.

SOUTH RANCH LOTS - means the Lots shown on Exhibit "A-1."


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

SOUTH RANCH ADD-ON LOTS - means the Lots shown on Exhibit "A-3."

SOUTH RANCH PARTIAL LOTS - means the Lots shown on Exhibit A-2."

STUDIES - defined in Section 7.(d).

SURVEY - means any existing survey of the Property and any survey of the Property to be ordered by and paid for by the Purchaser.

TITLE COMMITMENT - means the commitment for the Title Policy.

TITLE EXCEPTION - means exceptions to Purchaser's fee simple ownership as shown on the Title Commitment and/or the Survey. Title Exceptions not objected to by Purchaser will appear on Exhibit "C" and on the Title Policy.

TITLE POLICY - means the ALTA Form B Marketability owner's title insurance policy issued by a company acceptable to Purchaser in the amount of the Purchase Price insuring Purchaser's fee simple ownership to the Lots subject only to the Title Exceptions, to be delivered from Seller to Purchaser at Closing.

TITLE REVIEW PERIOD - means October 24, 1997.

WATER OPINION - means a legal opinion in form and substance acceptable to Purchaser from a Colorado attorney acceptable to Purchaser, delivered from Seller to Purchaser at or prior to Closing opining to the fact that the South Ranch Add-On Lots, South Ranch Partial Lots and North Ranch Partial Lots have a reserved right to drill a well.

ZONING APPROVAL - means that existing zoning of the Property as represented by Seller in Section 9.(a) of this Restated Agreement, which allows for Purchaser's Intended Use of the property.


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

                                    EXHIBITS


Exhibit "A-1"    -    South Ranch Lots
Exhibit "A-2"    -    South Ranch Partial Lots
Exhibit "A-3"    -    South Ranch Add-On Lots
Exhibit "A-4"    -    Post-72 Lots
Exhibit "A-5"    -    North Ranch Lots
Exhibit "A-6"    -    North Ranch Partial Lots
Exhibit "B-1"    -    Lodge and Timeshare Development
Exhibit "B-2"    -    Bison Preserve Area
Exhibit "B-3"    -    Equestrian Center Area and Reservoir
Exhibit "B-4"    -    Bison Preserve Area and RV Lots
Exhibit "B-5"    -    Reservoir "A and B," RV Resort and Commercial Area
Exhibit "B-6"    -    Hartsel Spring and Lots
Exhibit "B-7"    -    Highway Signs and Monument Locations
Exhibit "C"      -    Title Exceptions
Exhibit "D"      -    Contracts
Exhibit "D-1"    -    Contracts Previously Provided by Seller
Exhibit "E"      -    Option
Exhibit "F-1"    -    Purchase Money Note
Exhibit "F-2"    -    Purchase Money Mortgage
Exhibit "G-1"    -    Post-72 Lots Purchase Money Note
Exhibit "G-2"    -    Post-72 Lots Purchase Money Mortgage
Exhibit "H"      -    Coverage CC&R
Exhibit "I"      -    Restriction On The Sale Of Seller's Retained Property
Exhibit "J"      -    License
Exhibit "K"      -    Right of First Refusal


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